Exhibit 99.12

INSIDER STOCK PURCHASE PLAN

THIS INSIDER STOCK PURCHASE PLAN dated September 14, 2015 (this “Plan”) authorizes Deutsche Bank Securities Inc. (“Broker”) to purchase shares of the outstanding common stock (“Stock”) of Sprint Corporation (the “Company”) on behalf of Galaxy Investment Holdings, Inc. (the “Purchaser”).

WITNESSETH:

WHEREAS, the Purchaser desires to engage Broker to purchase shares of Stock in accordance with a written plan; and

WHEREAS, it is the Purchaser’s intention that such purchases benefit from the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) and the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) each promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the Plan and the transactions contemplated hereby comply with the requirements of paragraph (c)(1) of Rule 10b5-1; and

WHEREAS, Broker is willing to purchase Stock for the Purchaser in accordance with this Plan;

NOW, THEREFORE, the Purchaser, the Company and Broker hereby agree as follows:

Section 1. Appointment. The Purchaser hereby appoints Broker to purchase shares of Stock on the Purchaser’s behalf on the terms and conditions set forth in this Plan. Subject to such terms and conditions, Broker hereby accepts such appointment.

Section 2. Stock Purchases. Beginning on the Commencement Date (as defined in Section 3 below), Broker shall purchase Stock for the Purchaser’s account in accordance with this Plan on each day on which the New York Stock Exchange (the “Exchange”) is open for trading and the Stock trades regular way on the Exchange, at the then prevailing market prices; provided, however, that:

(a)	Broker shall use its best efforts to purchase shares in accordance with the conditions relating to timing, price and volume under Rule 10b-18 under the Exchange Act (each as set forth in Rule 10b-18(b)(2), (3) and (4), respectively);

(b)	Broker shall refer to schedule A for share and price parameters;

In this document, “[***]” indicates that confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

(c)	the total number of shares of Stock to be purchased during the term of this Plan shall not exceed [***] shares of Stock (the “Purchase Limit”).

The number of shares referred to in clauses (b) and (c) above shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Company that occurs during the term of this Plan. Broker agrees to provide the Purchaser with notice of each purchase made hereunder via e-mail on the date of any such purchase and at such other times as the Purchaser may reasonably request.

Section 3. Term of Plan. Broker is authorized to begin purchasing Stock in accordance with this Plan on September 15, 2015 (the “Commencement Date”) and shall cease purchasing Stock on the earliest to occur of: (a) the date and the time trading in the Stock first commences on the Exchange following the Company’s release of financial results for the quarter ending September 30, 2015, with notice of such date and time to be provided by Purchaser to Broker via email; (b) the date that the aggregate number of shares of Stock purchased by Broker under this Plan reaches the Purchase Limit; or (c) the date the Purchaser gives notice of termination of this Plan to Broker in accordance with Section 4 or Section 5 (such period, the “Purchase Period”).

Section 4. Termination by the Purchaser. The Purchaser may, by notice to Broker, on any day on which the Exchange is open for trading, terminate this Plan; provided that any such termination shall be in good faith and shall not affect any pre-termination purchases of Stock by Broker hereunder.

Section 5. Other Termination / Suspension / Cancellation by the Purchaser. If at any time during the term, a legal, contractual or regulatory restriction that is applicable to Purchaser or Purchaser’s affiliates would prohibit any purchase pursuant to this Plan (other than any such restrictions relating to Purchaser’s possession or alleged possession of material nonpublic information about the Company or its securities), the Purchaser agrees to give Broker notice of such restriction as soon as practicable. Such notice shall be made to XXXXXXXXXX, and shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Purchaser or otherwise communicate any material nonpublic information about the Company or its securities to Broker. The Purchaser agrees also to use reasonable efforts to contact XXXXXXXXXX, to confirm receipt of the email notice referenced above.

Section 6. Compliance with Rule 10b-18. Broker agrees to use its best efforts to effect all purchases hereunder in compliance with Rule 10b-18 under the Exchange Act, and to comply with all other applicable laws, rules and regulations in effecting any purchase of Stock under this Plan and performing its obligations hereunder.

Section 6. Compliance with Rule 10b5-1(c). It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act. Without limiting the foregoing, (a) the Purchaser acknowledges and agrees that it may not attempt to exercise any subsequent influence over how, when or whether to effect purchases of Stock pursuant to the terms of this Plan nor may it enter into or alter any corresponding or hedging transaction or position with respect to the Stock covered by this Plan; and (b) Broker agrees that no person who exercises influence, directly or indirectly, on its behalf in effecting purchases of Stock pursuant to the terms of this Plan may do so while aware of any material non-public information relating to the Stock or the Company.

Section 8. Representations and Warranties of Purchaser. The Purchaser represents and warrants as follows:

(a) Purchaser is not aware of any material, non-public information about the Stock or the Company on the date hereof;

(b) Purchaser is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or otherwise manipulate or support the market for the Stock;

(c) The purchase of Stock subject to compliance by Broker with its obligations hereunder, will not contravene any provision of applicable law or any agreement or other instrument binding on the Company or any judgment, order or decree of any governmental authority having jurisdiction over the Company.

(d) Purchaser’s execution, delivery and performance of this Plan (and any placement of orders to repurchase shares pursuant to this Plan) are duly authorized by all necessary corporate action and do not contravene any provision of its constitutive documents, if applicable, or any law, regulation or contractual restriction binding on it or its assets and do not give rise to any conflict of interest with the Company or its shareholders.

(e) Purchaser shall be responsible for arranging all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act as a result of the transactions contemplated hereunder, to the extent such filings are applicable to Purchaser.

(f) Purchaser hereby consents to any filings made by the Company setting forth or otherwise making publicly available the provisions of this Plan.

(g) The Purchaser agrees not to take any action which would cause any purchase by Broker pursuant to this Plan not to comply with Rule 10b-18 under the Exchange Act. Until this Plan is terminated, Purchaser agrees not to enter into any binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution.

Section 9. Representation and Warranty of Company. The Company agrees not to take any action which would cause any purchase by Broker pursuant to this Plan not to comply with Rule 10b-18 under the Exchange Act. The Company hereby represents and warrants that it will, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18 of the Exchange Act) to, whether directly or indirectly, effect all Rule 10b-18 purchases (as defined in Rule 10b-18(a)(13)) from or through Broker only on any day where Broker is purchasing Stock on behalf of Purchaser in accordance with this Plan.

Section 10. Indemnification and Limitation on Liability.

(a) The Purchaser agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising out of or attributable to: (i) any material breach by Purchaser or Company of this Plan (including their respective representations and warranties), and (ii) any violation by Purchaser or the Company of applicable laws or regulations; provided, however, that Purchaser shall have no indemnification obligations in the case of gross negligence or willful misconduct of the Broker or any other indemnified person or the Broker’s failure to execute purchases under this Plan in accordance with Schedule A of this Plan. This indemnification shall survive the termination of this Plan.

(b) Notwithstanding any other provision herein, neither party shall be liable to the other for: (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages or any kind, including but not limited to lost profits, lost savings, or loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

(c) The Purchaser acknowledges and agrees that Broker has not provided Purchaser with any tax, accounting or legal advice with respect to this Plan, including whether Purchaser would be entitled to any of the affirmative defenses under Rule 10b5-1.

Section 11. Market Disruptions, Restrictions, etc.

(a) The Purchaser shall notify Broker as soon as reasonably practicable if it or the Company becomes subject to any legal, regulatory or contractual restriction that would prohibit Broker from making purchases under this Plan (it being understood the Purchaser becoming aware of material, non-public information shall not constitute such a restriction), and, in such a case, the Purchaser and Broker shall cooperate to amend or otherwise revise this Plan to take account of such legal, regulatory or contractual restriction (provided that neither party shall be required to take any action that would be inconsistent with the requirements of Rule 10b-5 or Rule 10b5-1(c) under the Exchange Act).

(b) The Purchaser understands that Broker may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker. If any purchase cannot be executed as required by Section 2 due to a market disruption or legal, regulatory or contractual restriction applicable to Broker, Broker agrees, subject to Section 3, to refrain from making such purchase at such time and to effect such purchase as promptly as practical after the cessation or termination of such market disruption or applicable restriction.

(c) Broker agrees not to purchase Stock under this Plan after it has received notice from the Purchaser to terminate this Plan under Section 4 or Section 5.

Section 12. Fees. The Purchaser shall pay Broker $[***] per share of Stock purchased under this Plan.

Section 13. Entire Agreement; Amendments; Assignment. This Plan constitutes the entire agreement of the parties with respect to the subject matter hereof and shall not be modified or amended except by a writing signed by each of the parties (provided that any such modification or amendment shall not be inconsistent with the requirements of Rule 10b5-1(c) under the Exchange Act). In the event of any inconsistency between this Plan and the account agreement between the parties, this Plan shall govern. Neither party may assign its rights or obligations under this Plan without the prior written consent of the other parties and any such assignment without such consent shall be void.

Section 14. Notices. All notices hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Purchaser, to:

Galaxy Investment Holdings, Inc.

38 Glen Ave

Newton, MA 02465

Attention: Josh Lubov

617-928-9300 Fax: 617- 928-9302

Email: To be advised separately.

If to the Company, to:

Sprint Corporation

6160 Sprint Parkway

Overland Park, KS 66251

Attention: General Counsel

Phone: 913-794-1496

Email: To be advised separately.

If to Broker, to:

60 Wall Street

New York, NY 10005

Attention: Nicole Massachi

Telephone: 212-250-7242

Fax: 732-935-2022

Email: To be advised separately.

with a copy to:

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention: Charles L. Nail

Telephone: 212-250-6138

Fax: 732-935-2022

Email: To be advised separately.

All such notices shall (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

Section 15. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereof.

Section 16. Counterparts. This Plan may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Plan to be signed by their duly authorized representatives as of the date first above written.

GALAXY INVESTMENT HOLDINGS, INC.		DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ronald D. Fisher	By:	/s/ Andrew Yaeger
Name:	Ronald D. Fisher	Name:	Andrew Yaeger
Title:	President	Title:	Managing Director

		By:	/s/ Nicole Massachi
		Name:	Nicole Massachi
		Title:	Vice President

SPRINT CORPORATION

(signing solely for the purpose of

providing the representation and

warranty set forth in Section 9 hereof)

By:	/s/ Timothy P. O’Grady
Name:	Timothy P. O’Grady
Title:	Vice President and Corporate Secretary

Exhibit 99.12

Schedule A

Purchases of Stock are to be made on each day during the Purchase Period, subject to the following restrictions and the terms and conditions included in the Plan:

Price Range	Purchases(1) based on % of composite trading volume
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(1)	The aggregate maximum number of shares of Stock to be purchased under the Plan may not exceed [***] shares.

In this document, “[***]” indicates that confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.